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 FORM 4                                                                                                   --------------------------
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       OMB Approval
[ ] Check this box if no longer                     WASHINGTON D.C., 20549                                --------------------------
    subject to Section 16. Form                                                                           OMB Number     3235-0287
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Expires: December 31, 2001
    continue. See Instruction 1(b).                                                                       Estimated average burden
                                                                                                          Hours per response.....0.5
                                                                                                          --------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                        |                                                  |   to Issuer
Starlight International Holdings Limited| Cosmo Communications (CSMO)                      |             (Check all applicable)
-------------------------------------------------------------------------------------------|   ___ Director  _X_ 10% Owner
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |   ___ Officer (give ___ Other (specify
                                        |    Security Number     |     Month/Year          |                Title below)      below)
                                        |    of Reporting        |                         |
5/F, Shing Dao Industrial Bldg,         |    Person (Voluntary)  |-------------------------|
232 Aberdeen Main Road,                 |                        |                         |
5th Floor                               |                        |                         |
                                        |                        |  August, 2001           |
                                        |                        |-------------------------|----------------------------------------
----------------------------------------|                        |  5. If Amendment,       |7.Individual or Joint/Group Filing
                                        |                        |     Date of Original    |  (Check Applicable List)
                (Street)                |                        |     (Month/Year)        |  _X_ Form filed by One Reporting Person
                                        |                        |                         |  ___ Form filed by More than One
Hong Kong                               |                        |                         |      Reporting Person
----------------------------------------|-------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2. Transaction|3.Trans-    |  4. Securities Acquired(A) |5. Amount of |6. Owner-|7. Nature
   (Instr. 3)                           |   Date       |  action    |     or Disposed of (D)     | Securities  |   ship  | of
                                        |              |  Code      |     (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                        |              |  (Instr. 8)|                            | Owned at End| Direct  | Bene-
                                        |              |------------|----------------------------| of Month    | (D) or  | ficial
                                        |              |      |     |          |(A) |            |             | Indirect| Owner-
                                        |(Month/Day/   |      |     |          | or |            | (Instr. 3   | (I)     | ship
                                        |  Year)       | Code |  V  | Amount   |(D) |   Price    | and 4)      |(Instr.4)|(Instr. 4)
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |By Master
                                        |              |      |     |          |    |            |             |         |  Light
                                        |              |      |     |          |    |            |             |         |  Enter-
                                        |              |      |     |          |    |$0.037615   |             |         |prises Ltd
Common Stock, $01 par value             |  8/20/01     | J(1) |     |26,585,008| A  | per share  | 26,585,008  |    I    |   (2)
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
Common Stock, $01 par value             |  8/20/01     | J(3) |     | 1,347,420| D  |            |             |         |
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
(1) Purchased in connection with the acquisition by Master Light Enterprises Ltd. of a majority of the stock of Cosmo Communications
Corporation and the clarification of rights and obligations of the parties thereto.
(2) Owned by Master Light Enterprises Ltd., an entity indirectly controlled by Starlight International Holdings Limited.
(3) Rescission of transaction and disposition of 1,347,420 shares of Common Stock of Cosmo Communications Corporation.

                                                SEC 1474 (7-96) Page 1 of 2

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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security|2. Conversion |3. Transaction |4. Transaction |5. Number of  |6. Date Exer-     |7. Title and Amount
   (Instr. 3)                  |   or Exercise|   Date        |   Code        | Derivative   | cisable and      | of Underlying
                               |   Price of   |               |   (Instr. 8)  | Securities   | Expiration Date  | Securities
                               |   Derivative |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               |   Security   |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
8. Price of   |9. Number of    | 10. Ownership     |11. Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute                   /s/ LAU SAK HONG                    October 23, 2001
   Federal Criminal Violations.                                                 -------------------------------     ----------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.       Starlight International Holdings Limited
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                       Page 2 of 2
                                                                                                                   SEC 1474 (7-96)
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